Exhibit 10.3

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is effective as of December 21, 2007 (“Effective Date”), by and among James H. Burgess (“Executive”) and 1st Pacific Bank of California, a California state-chartered bank (the “Bank”).

RECITALS

A.            Executive and the Bank, have entered into that certain Employment Agreement dated November 17, 2006 (the “Agreement”);

B.            Executive and the Bank desire to amend the Agreement pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions.           Unless otherwise defined in this Amendment, all capitalized terms herein shall have the meanings ascribed to them in the Agreement.

2.             Salary.  Section 3.1 of the Agreement is deleted in its entirety and replaced with the following:

“3.1           Salary.  The Bank shall pay Executive a minimum annual salary, pro rated for partial years, at the rate of One Hundred Fifty Two Thousand Dollars ($152,000) for the period of the Effective Date through November 15, 2007, increasing to One Hundred Sixty Six Thousand Four Hundred Dollars ($166,400) for the period of November 15, 2007 through December 31, 2008, due and payable biweekly, or otherwise in accordance with the Bank’s policy for the scheduling of salary payments to employees as in effect from time to time.  Other salary increases, if any, shall only be as approved by the Bank Board in its sole discretion.”

3.             Stock Option grant.  A new Section 3.8 shall be added to the Agreement and shall read as follows:

“3.8         Stock Option Grant. The Bank shall provide or cause to be provided to Executive one grant of stock options pursuant to the 1st Pacific Bancorp 2007 Omnibus Stock Incentive Plan.  The grant will be for 20,000 stock options subject to the terms and conditions set forth in a Non-Qualified Stock Option Agreement attached hereto as Exhibit D approved by the Bank Board and the Board of  Directors of 1st Pacific Bancorp, the parent company of the Bank.  The Non-Qualified Stock Option Agreement is incorporated by reference to this Agreement.”

4.             Exhibit D.  Exhibit D attached hereto to this Amendment shall be added and attached to the Agreement as a new Exhibit D thereto.

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5.             Counterparts.  This Amendment may be executed in several counterparts that together shall be originals and constitute one and the same instrument.  Each of the parties warrants to each of the other parties that the individual executing this Amendment on behalf of such party has the requisite authority to execute this Amendment and to bind such party to all the provisions of this Amendment.

6.             Continuing Validity.  Except as expressly modified by this Amendment, the terms and conditions of the Agreement will remain unchanged and in full force and effect, and are expressly incorporated by reference in this Amendment.  In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

BANK:		EXECUTIVE:

1st PACIFIC BANK OF CALIFORNIA, a California state-chartered bank

By:	/s/ A. Vincent Siciliano	/s/ James H. Burgess
A. Vincent Siciliano, President and CEO		James H. Burgess

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Exhibit D

Stock Option Agreement

1ST PACIFIC BANCORP 2007 OMNIBUS STOCK INCENTIVE PLAN

Non-Qualified Stock Option Agreement

THIS Non-Qualified Stock Option Agreement (“Award Agreement”) is made this 21st day of December, 2007, between 1st Pacific Bancorp (the “Company”) and James H. Burgess  (“Participant”) pursuant and subject to the provisions of the 1st Pacific Bancorp 2007 Omnibus Stock Incentive Plan (the “Plan”).  Unless otherwise defined herein, all terms used in this Award Agreement that are defined in the Plan shall have the meaning as defined in the Plan.

1.                                       Award of Non-Qualified Stock Option.  Pursuant to the provisions of the Plan, the Company will and hereby does award to the Participant a Non-Qualified Stock Option to purchase up to Twenty Thousand (20,000) shares of Common Stock (“Shares”).  Subject to the other terms of this Award Agreement and the provisions of the Plan that accelerate or terminate vesting or result in early termination in certain circumstances, this Non-Qualified Stock Option shall be exercisable only with respect to vested shares, on or after the applicable Vesting Date, under the following terms:

(a)                   Vesting Schedule:  Vesting is subject to a performance-based graded vesting schedule that annually measures ROAE of 1st Pacific Bank of California (the “Bank”) for the Performance Period against ROAE of the Comparative Group for that same Performance Period.  Each “Performance Period” shall be the calendar year.  The first Performance Period under this Agreement shall run from January 1, 2008 to December 31, 2008.  A maximum of 4,000 shares can become vested for any single Performance Period.  Vesting shall be based on the Bank’s ROAE during each Performance Period relative to the Comparative Group for that same Performance Period, as shown on the following table:

Bank ROAE Relative to Comparative Group (Performance Standard)	Vesting Amount

2008 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the lower 33rd percentile of members of the Comparative Group	4,000 Shares

2009 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	4,000 Shares

2010 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	4,000 Shares

2011 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	4,000 Shares

2012 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	4,000 Shares

Each Performance Period after 2012: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	100% of available Roll Forward Shares, if any, provided that a maximum of 4,000 Shares may vest for any given Performance Period)

Vesting can occur for a given Performance Period only if the Participant is still employed by the Company (or a subsidiary thereof) on the last day of that Performance Period.

The Company may, in its discretion, lower the performance standards for any given Performance Period.  The Company shall lower the performance standards for any given Performance Period to match the actual and ultimate performance goals applicable under the 1st  Pacific Bank of California Incentive Compensation Plan for Senior Management.

(b)                  Roll Forward Shares:  Any unvested shares that do not become vested for a Performance Period shall be rolled forward for possible vesting in a subsequent Performance Period.  For example, if the performance standards are not met for the first two Performance Periods (2008 and 2009), then there will still be 20,000 unvested shares available for vesting after 2009.  Continuing this example, if the performance standards are met for 2010, then 4,000 of the 20,000 unvested shares will vest for that 2010 Performance Period, and the remaining 16,000 shares will roll forward for possible vesting in subsequent Performance Periods.  All unvested shares will continue to roll forward to subsequent Performance Periods during the term of this Award Agreement.  A maximum of 4,000 shares can become vested for any single Performance Period.

(c)                   Vesting Date:  The Committee shall make the determination of whether the above vesting Schedule is satisfied for a given Performance Period using the information applicable to the Performance Period for the Bank and the Comparative Group.  Such determination shall occur as soon as administratively possible following such Performance Period, and in no event later than two weeks after such data is available by the FFIEC following the Performance Period for which ROAE would be measured.  Notwithstanding anything in this Agreement to the contrary, if ROAE of one or more members of a Comparative Group cannot be calculated as of the end of a Performance Period because such information is not available or for any other reason, then ROAE of such member of the Comparative Group shall be calculated and construed in a manner that is most favorable to the Participant.

(d)                  ROAE Defined:  For purposes of this Agreement, and as applied to the Bank and each member of the Comparative Group, ROAE for the Performance shall be as set forth in the FFIEC data base.

(e)                   Comparative Group Defined:  Until Such time as changed with the consent of the Participant, the Comparative Group for purposes of this Agreement shall consist of the following:

1. 1st Centennial Bank	Redlands, California
2. American Business Bank	Los Angeles, California
3. American River Bank	Sacramento, California
4. Bank of Alameda	Alameda, California
5. Bridge Bank, N.A.	San Jose, California
6. Butte Community Bank	Chico, California
7. Desert Hills Bank	Phoenix, Arizona
8. First Commerce Bank	Encino, California
9. First National Bank of Northern California	Daly City, California
10. Heritage Oaks Bank	Paso Robles, California
11. National Bank of California	Los Angeles, California
12. Nevada Security Bank	Reno, Nevada
13. Pacific State Bank	Stockton, California
14. Premier Commercial Bank	Anaheim, California
15. Premier Valley Bank	Fresno, California
16. Regents Bank, N.A.	La Jolla, California
17. Valley Business Bank	Visalia, California

Notwithstanding the foregoing, the Company reserves the right to adjust the Plan’s Comparative Group from time to time.  If the Participant and the Company do not agree on the Company’s proposed adjustments, then the Participant shall have the right to present his position to the full board of directors.  In that event, implementing the adjustments proposed by the Company shall require a two-thirds majority of those directors present and eligible to vote.

2.                                       Exercise Price.  The exercise price of this Award is Ten Dollars ($10.00) per Share, which is not less than the Fair Market Value of Common Stock on the date of grant of this Award.  The exercise price per Share shall be paid upon exercise of all or any part of each installment which has become exercisable by the Participant.  Payment of the exercise price shall be made by cash at the time of exercise.

3.                                       Minimum Exercise.  The minimum number of Shares with respect to which this Award may be exercised at any one time is the lesser of 500 or the number of Shares as to which this Award is exercisable at the date of exercise.

4.                                       Taxation.  The Participant acknowledges that federal and state income and payroll tax may apply upon exercise of this Award.  The Participant hereby agrees that if withholding is required, the Company shall withhold applicable taxes on such amount from other income or assets payable to the Participant as required to satisfy all withholding requirements.  If withholding pursuant to the foregoing sentence is insufficient (in the sole judgment of the Company) to satisfy the full withholding obligation, the Participant agrees that he or she will pay over to the Company the amount of cash necessary to satisfy such remaining withholding obligation on the date this Award is exercised or at a time thereafter specified in writing by the Company.

5.                                       Assurances Upon Exercise.  The Participant hereby makes the following representations, and the Company may require any person to whom this Award is transferred under Section 9 of this Award Agreement to make the following representations, as a condition of exercising this Award: (i) that he or she has the requisite knowledge and experience in financial and business matters and/or he or she will employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising this Award; and (ii) that he or she is acquiring Shares subject to this Award for such person’s own account and not with any present intention of selling or otherwise distributing the Shares.  The foregoing requirements and assurances given pursuant to such requirements, shall be inoperative if: (i) the issuance of the Shares upon the exercise of this Award has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended; or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued upon exercise of this Award as such counsel deems necessary or appropriate in order to comply with Applicable Laws, including, but not limited to, legends restricting the transfer of the stock.

6.                                       Term.  The term of this Award Agreement commences on the date hereof and, unless sooner terminated as set forth in the Plan, terminates ten (10) years from the date it was granted.  Notwithstanding the provisions of Section 6.4(b) of the Plan, if the Participant’s employment with the Bank is terminated as described in Section 4.1.5 of the Participant’s Employment Agreement dated November 17, 2006, as amended (the “Employment Agreement”), then this Option shall remain exercisable for the remainder of the otherwise applicable term of the Award Agreement, notwithstanding such termination, provided that the Participant complies with the Business Protection Covenants of Section 6.6 of the Employment Agreement.  If the Participant fails to comply with the Business Protection Covenants of Section 6.6 of the Employment Agreement, then the Options under this Award Agreement shall be automatically terminated.

7.                                       Participant Acknowledgments. By executing this Award Agreement, the Participant acknowledges and agrees as follows:

(a)                                  The Participant and his or her transferees have no rights as a shareholder with respect to any Shares covered by this Award Agreement until the date of the issuance of a stock certificate for such Shares.

(b)                                 The Company is not providing the Participant with advice, warranties or representations regarding any of the legal or tax effects to the Participant with respect to this Award Agreement or the Fair Market Value of the Common Stock.

8.                                       Notice of Exercise.  This Award may be exercised, to the extent specified above, by delivering written notice of exercise together with the exercise price to the Secretary of the

Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan.  The notice must specify the number of Shares to be purchased upon exercise and a date within fifteen (15) days after receipt of the notice by the Company on which the purchase is to be completed.

9.                                       Transferability.  Other than pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) and unless determined otherwise by the Administrator, this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the Participant, only by the Participant.

10.                                 Securities Registration.  THE SECURITIES BEING OFFERED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SECURITIES ARE INCLUDED IN AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ARE QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE OR TRANSFER IS EXEMPT THEREFROM.

11.                                 Successors and Assigns.  Except as otherwise expressly provided herein, this Award Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns.  The Participant may not assign any of his or her rights or delegate any of his or her duties hereunder, without the written consent of the Company, which may be withheld in its sole and absolute discretion, and any such attempted assignment or delegation without such consent shall be void.

12.                                 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to the Company when received by the Secretary of the Company, and to the Participant on the second business day following the date mailed by United States Mail, postage prepaid, at the following addresses, or at such other address as shall be given in writing by either party to the other:

Company:	A. Vincent Siciliano
Chief Executive Officer
1st Pacific Bank of California
9333 Genesee, Suite 300
San Diego, CA 92121
Fax: (858) 875-2020

Participant:	James H. Burgess
C/O 1st Pacific Bank of California
9333 Genesee, Suite 300
San Diego, CA 92121
Fax: (858) 875-2020

13.                                 Choice of Law and Venue.  This Award Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws provisions thereof.  Any legal proceeding arising out of this Award Agreement shall be brought only in a state or federal court of competent jurisdiction located in San Diego, California.

14.                                 Amendment.  This Award Agreement may be amended or modified only by the written agreement of all parties hereto.

15.                                 Entire Agreement.  The Plan and this Award Agreement and the other documents delivered hereunder constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede all prior agreements, understanding, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained.  The express terms of the Plan and this Award Agreement control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

16.                                 Attorney Fees.  If any legal action is necessary to enforce the terms of this Award Agreement, the prevailing party shall be entitled to recover, in addition to other amounts to which the prevailing party may be entitled, actual attorneys’ fees and costs.

17.                                 Severability.  The provisions of this Award Agreement are severable.  In the event that one or more of the provisions contained in the Plan or this Award Agreement or in any other agreement referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not effect the remaining provisions of the Plan or the Award Agreement.  Further a court of competent jurisdiction shall have the authority to rewrite, interpret or construe the terms of the Plan and Award Agreement so as to render them enforceable to the maximum extent allowed by law, consistent with the intent of the parties as evidenced hereby.

18.                                 Counterparts.  This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, 1st Pacific Bancorp has caused this Award Agreement to be signed by the Administrator, and the Participant has affixed his or her signature hereto.

1st Pacific Bancorp:

A. Vincent Siciliano, Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

I, a resident of the State of California, accept the Non-Qualified Stock Option Award described in this Award Agreement and in the Plan, and acknowledge receipt of a copy of the Plan and this Award Agreement.  I further acknowledge that I have read the Plan and Award Agreement carefully, I fully understand their contents, and I agree to be bound by the same.

Dated:
James H. Burgess